Exhibit (i)

Seward & Kissel LLP
One Battery Park Plaza
New York, New York  10004

Telephone:  (212)  574-1200
Facsimile:  (212) 480-8421

October 18, 2011

Vericimetry Funds
800 Wilshire Blvd, Suite 300
Los Angeles, CA 90017

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by Vericimetry Funds, a Delaware statutory trust (the "Trust"), of shares of beneficial interest (the "Shares") of its series, U.S. Small Cap Value Fund (the "Fund"), pursuant to a registration statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

We are familiar with the action taken by the trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's Certificate of Trust, on file in the office of the Secretary of State of the State of Delaware, Agreement and Declaration of Trust (the "Agreement and Declaration of Trust") and By-laws and such other documents as we deemed necessary for the purposes of this opinion.

We assume that, upon sale of the Shares of the Fund, the Trust will receive cash or securities in an amount per share equal to the public offering price determined in accordance with the terms of the prospectus forming a part of the Fund's Registration Statement.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of the Fund, and that, when the Shares are issued and sold in the manner described in the prospectus and statement of additional information included in the Registration Statement, they will be validly issued, fully paid and nonassessable by the Trust. The foregoing opinion is limited to the laws of the State of Delaware.

The Trust is an entity of the type commonly known as a "Delaware Statutory Trust." Under Delaware law, except to the extent provided in the governing instrument of the statutory trust, shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit incorporated under the general corporation law of Delaware. The Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust.  The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his or her having been such a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Seward & Kissel LLP in the statement of additional information constituting part thereof.

Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP